Exhibit 99.1

Allakos Announces Multiple Presentations from its Eosinophilic Gastrointestinal Diseases Program at the American College of Gastroenterology (ACG) 2019 Annual Scientific Meeting

REDWOOD CITY, Calif., October 28, 2019 – Allakos Inc. (NASDAQ: ALLK), a biotechnology company developing AK002 for the treatment of eosinophil and mast cell related diseases, today announced upcoming presentations at the American College of Gastroenterology 2019 Annual Scientific Meeting. The Company and its collaborators will deliver one oral and four poster presentations at the event being held in San Antonio, Texas from October 28 to 30, 2019.

Late-breaking oral presentation:

Efficacy and Safety of AK002 in Adult Patients with Active Eosinophilic Gastritis and/or Eosinophilic Gastroenteritis: Primary Results from a Randomized, Double-Blind Placebo- Controlled Phase 2 Trial (ENIGMA Study)

Presenting author: Dr. Evan Dellon, University of North Carolina at Chapel Hill School of Medicine

Tuesday, October 29, 2019, 9:50 a.m. - 10:00 a.m. - Plenary Session 2B: Pancreatic Cancer / Esophagus

Poster presentations:

Symptomatic Patients Suspected of Eosinophilic Gastritis and/or Enteritis Have Elevated Mucosal Mast Cell Counts Without Eosinophilia – A New Diagnostic Entity? (P2665)

Presenting author: Dr. Ikuo Hirano, Northwestern University

Patients with Eosinophilic Gastritis and/or Eosinophilic Gastroenteritis Endure a Lengthy Path to Diagnosis and Experience Persistent Symptoms After Diagnosis (P2667)

Presenting author: Dr. Mirna Chehade, Icahn School of Medicine at Mount Sinai

Unmet Need for Additional Resources to Support Successful Transition of Care from Pediatric to Adult Providers for the Management of Eosinophilic Gastrointestinal Diseases (P2086)

Presenting author: Dr. Gary Falk, University of Pennsylvania

Development of a Patient Reported Outcome (PRO) Questionnaire to Assess the Symptoms of Eosinophilic Gastritis and Gastroenteritis (EG/EGE-SQ) (P2668)

Presenting author: Dr. Ikuo Hirano, Northwestern University

All posters are included in a poster session on Tuesday, October 29, 2019 starting at 10:30 a.m. CT; presenting authors will present their posters from 1:00 - 2:15 p.m. CT.

About Allakos’ Eosinophilic Gastritis Program

Allakos is developing AK002 for EGIDs, including eosinophilic gastritis (EG), eosinophilic gastroenteritis (EGE), and eosinophilic esophagitis (EOE). AK002 has been tested in a Phase 2 randomized, double-blind, placebo-controlled trial of AK002 in patients with eosinophilic gastritis and/or eosinophilic gastroenteritis and in a randomized, double-blind, placebo-controlled Phase 1 clinical trial in healthy volunteers. The Company currently has an ongoing long-term AK002 extension study, results from which are expected in 2020. Allakos is planning to initiate a Phase 3 study in EG and EGE and a Phase 2/3 study in EOE in the first quarter of 2020.

About Eosinophilic Gastritis and Eosinophilic Gastroenteritis

Eosinophilic gastritis, eosinophilic gastroenteritis, and Eosinophilic Esophagitis are severe orphan inflammatory diseases characterized by the presence of high levels of eosinophils in the stomach, duodenum, or esophagitis, respectively. Common symptoms of the diseases include severe abdominal pain, nausea, diarrhea, bloating, cramping, early satiety, loss of appetite, vomiting, dysphagia, and weight loss. The estimated prevalence of eosinophilic gastritis and eosinophilic gastroenteritis in the United States is approximately 50,000 patients. The estimated prevalence of eosinophilic esophagitis in the United States is approximately 150,000 patients. There are no treatments approved specifically for these diseases. Treatment with systemic steroids can provide symptomatic improvements, but long-term treatment with steroids is generally not possible due to the numerous side effects caused by steroids. Allakos has received orphan drug designation for AK002 in eosinophilic gastritis and eosinophilic gastroenteritis.

About Allakos
Allakos is a clinical stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, AK002, targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. AK002 has been shown to inhibit mast cells and deplete eosinophils. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. AK002 has been tested in five clinical studies. In these studies, AK002 eliminated blood eosinophils and improved disease symptoms in patients with eosinophilic gastritis and/or eosinophilic gastroenteritis, eosinophilic esophagitis, severe allergic conjunctivitis, chronic urticaria, and indolent systemic mastocytosis. For more information, please visit the Company's website at www.allakos.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, the ability of AK002 to continue to demonstrate rapid and sustained benefit in patients with eosinophil gastrointestinal diseases, the timing of the Company’s long-term extension study and the efficacy and safety results from such study, the timing and outcome of its end of the phase 2 meeting and Allakos’ ability to conduct a phase 3 study in EG and/or EGE and a phase 2/3 study in EoE. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ early stages of clinical drug development; Allakos’ ability to timely complete clinical trials for, and if approved, commercialize AK002, its lead compound; Allakos’ ability to obtain required regulatory approvals for its product candidates; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of later-stage clinical trials, regardless of the outcomes of preclinical testing and early-stage trials; market acceptance of Allakos’ product candidates; uncertainties related to the projections of the size of patient populations suffering from the diseases Allakos is targeting; Allakos’ ability to advance additional product candidates beyond AK002; Allakos’ ability to obtain additional capital to finance its operations; and other important risk factors set forth in Allakos’ most recent Annual Report on Form 10-K filed with the SEC on March 14, 2019, Quarterly Report on Form 10-Q filed with the SEC on August 5, 2019 and future reports to be filed with the SEC. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law.

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Source: Allakos Inc.

Investor Contact:

Adam Tomasi, President and COO

ir@allakos.com

Media Contact:

Denise Powell

denise@redhousecomms.com